Rule 424(b)(2)
                                     Registration No. 333-11239




PRICING SUPPLEMENT NO.   15    , DATED   July 21, 1997

(To Prospectus dated September 13, 1996 and Prospectus Supplement dated September 13, 1996)


                       ENERGEN CORPORATION
                   Medium-Term Notes, Series A
                         CUSIP #29265AAM8


FIXED RATE NOTE

Trade Date:       July 21, 1997

Principal Amount:   $1,000,000     Original Issue Date: 7/24/97

Issue Price:        100% (Par)     Commission Rate:    0.700%

Net Proceeds:    $993,000

Interest Rate Per Annum:  7.21%  Stated Maturity Date:  7/30/12

Interest Payment Dates:   April 1 and October 1

Presenting Agent:         A. G. Edwards          , as agent

Additional Terms:
     Callable after 10 years with payment of a premium of 3.605% declining pro-rata annually to maturity.